Exhibit 10.1

Construction Loan Agreement

among

Hopkins Village, LLC

as Borrower

and

Bank of America, N.A.,

as Administrative Agent

and

The Other Financial Institutions

Party Hereto

Dated as of July 30, 2015

Bank of America Merrill Lynch,

as Sole Arranger and Sole Book Manager

i

5.3	Liability of Administrative Agent	30
5.4	Reliance by Administrative Agent	30
5.5	Notice of Default	31
5.6	Credit Decision; Disclosure of Information by Administrative Agent	31
5.7	Indemnification of Administrative Agent	32
5.8	Administrative Agent in Individual Capacity	32
5.9	Successor Administrative Agent	33
5.10	Releases; Acquisition and Transfers of Collateral	33
5.11	Application of Payments	35
5.12	Benefit	35
5.13	Co-Agents; Lead Managers	36
5.14	Administrative Agent’s Commitment	36

ARTICLE 6 GENERAL TERMS AND CONDITIONS		36
6.1	Consents; Borrower’s Indemnity	36
6.2	Miscellaneous	38
6.3	Notices	38
6.5	Successors and Assigns	40
6.6	Confidentiality	44
6.7	Set-off	45
6.8	Sharing of Payments	45
6.9	Amendments; Survival	46
6.10	Costs and Expenses	47
6.11	[Intentionally Omitted]	48
6.12	Partial Releases	50
6.13	Further Assurances	50
6.14	Inducement to Lenders	51
6.15	Forum	51
6.16	Interpretation	52
6.17	No Partnership, etc.	52
6.18	Records	52
6.19	Commercial Purpose	52
6.20	WAIVER OF JURY TRIAL	53
6.21	Service of Process	53
6.22	USA Patriot Act Notice	53
6.23	Entire Agreement	54

ii

CONSTRUCTION LOAN AGREEMENT

(Syndication)

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), and Bank of America, N.A., a national banking association, as Administrative Agent, and Hopkins Village, LLC (“Borrower”), who agree as follows:

ARTICLE 1—THE LOAN

1.1 General Information and Exhibits. This Agreement includes the Exhibits listed below, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

Exhibit “A”—Legal Description of the Land

Exhibit “B”—Definitions and Financial Statements

Exhibit “C”—Certain Conditions Precedent to the Initial Advance

Exhibit “D”—Budget

Exhibit “E”—Plans

Exhibit “F”—Advances

Exhibit “F-1”—Draw Request

Exhibit “G”—Survey Requirements

Exhibit “H”—Intentionally Omitted

Exhibit “I”—Leasing and Tenant Matters

Exhibit “J”—List of Required Project Bonds

Exhibit “K”—Intentionally Omitted

Exhibit “L”—Assignment and Assumption

Exhibit “M”—Form of Deed of Trust Note

Exhibit “N”—Schedule of Lenders

Exhibit “O”—Extension Options

Exhibit “P”—List of all Approvals, Permits and Entitlements

Exhibit “Q”—Project Schedule

Exhibit “R”—Financial Covenants

Exhibit “R-1”—Form of Compliance Certificate

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit “B”. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Lenders, evidence the agreements of Borrower and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents.

1.2 Purpose. The proceeds of the Loan shall be used by Borrower to pay (i) the cost of the construction of the Improvements on the Land and (ii) other fees, costs and expenses relating to the Project if and to the extent that such costs are specifically provided for in the Budget.

1.3 Commitment to Lend. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make advances of its Pro Rata Share of the Loan proceeds to Borrower in amounts at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Loan and (except for Administrative Agent with respect to Administrative Agent Advances), on the terms and subject to the conditions set forth in this Agreement and Exhibit “C” and Exhibit “F” attached to this Agreement. Each Lender’s commitment to lend under the Loan shall expire and terminate automatically (a) if the Loan is prepaid in full and (b) upon the occurrence of a Default, and (c) on the Advance Termination Date. The Loan is not revolving. Any amount repaid may not be reborrowed.

1.4 Budget. The Budget for the Project is attached to this Agreement as Exhibit “D”. The amounts listed in the Budget as the (a) “Total Costs” is the maximum cost anticipated by Borrower for each item specified; (b) “Total Budget” is the maximum cost anticipated by Borrower for the Project; (c) “Loan Proceeds” is the maximum amount to be advanced under the Loan; and (d) “Up-Front Equity” is the “Borrower Equity” in the amount of $17,814,779, which includes a portion of the Developer Overhead itemized in the Budget calculated on a straight-line basis over the 17-month construction term (3/2015 through 8/2016) at the rate of $141,176.47/month, and is to be paid by Borrower toward the Total Costs and invested into the Project by Borrower prior to the Initial Advance of the Loan proceeds. Loan proceeds shall be advanced subject to the terms, covenants, conditions and provisions of this Agreement. Borrower shall not amend the Budget, or otherwise reallocate Loan funds from one Budget line item to another Budget line item, without the prior written approval of Administrative Agent in its sole discretion. Notwithstanding the foregoing, Borrower may reallocate actual savings in a hard cost line item of the Budget to another hard cost line item in the Budget and actual savings in a soft cost line item of the Budget to another soft cost line item in the Budget, provided that such savings are demonstrated to Administrative Agent’s reasonable satisfaction prior to such reallocation. The Budget has been prepared by Borrower, and Borrower represents to Administrative Agent and Lenders that the Budget includes all costs incident to the Loan and the Project through the initial Maturity Date of the Loan (collectively, the “Aggregate Cost”) after taking into account the requirements of this Agreement, including “hard” and “soft” costs, fees and expenses. Unless approved by Administrative Agent in its sole discretion, no advance shall be made (a) for any cost not set forth in the Budget, (b) from any line item in the Budget that, when added to all prior advances from that line item, would exceed the lesser of (i) the actual cost incurred by Borrower for such line item, or (ii) the sum shown in the Budget for such line item, (c) from any contingency line item, or (d) to pay interest on the Loan after commencement of operations in the Improvements if and to the extent that, subject to the provisions of Exhibit “I”, there is sufficient net operating income from the Project to pay such interest. Advances from any line item in the Budget for purposes other than those for which amounts are initially allocated to such line item, or changes in the relative amounts allocated to particular line items in the Budget may only be made as Administrative Agent in its sole discretion deems necessary or advisable.

1.5 Borrower’s Deposit. If at any time Administrative Agent determines that the sum of: (i) any unadvanced portion of the Loan, plus (ii) the portions of the Aggregate Cost that are to be paid by Borrower from other funds that, to Administrative Agent’s satisfaction, are available, set aside and committed, is or will be insufficient to pay the actual unpaid Aggregate Cost for the Project, Borrower shall, within seven (7) days after written notice from Administrative Agent, deposit with Administrative Agent the amount of the deficiency (“Borrower’s Deposit”) in an interest-bearing account of Administrative Agent’s selection with interest earned thereon to be part of Borrower’s Deposit. Such Borrower’s Deposit is hereby pledged to Administrative Agent and Lenders as additional security for the Indebtedness and Obligations, and Borrower hereby grants and conveys to Administrative Agent for the ratable benefit of Administrative Agent and Lenders a security interest in all funds so deposited with Administrative Agent, as additional security for the Indebtedness and Obligations. Administrative Agent may advance all or a portion of the Borrower’s Deposit prior to Administrative Agent advancing the Loan proceeds for the Project. Upon the occurrence of a Default, Administrative Agent may (but shall have no obligation to) apply all or any part of Borrower’s Deposit against the unpaid Indebtedness and Obligations in such order as Administrative Agent determines in its sole discretion.

1.6 Evidence of Debt. Amounts of the Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the subject Loan made by each Lender to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Indebtedness. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of the applicable Note and payments with respect thereto.

1.7 Interest Rates. The Principal Debt under the Note from day to day outstanding which is not past due shall bear interest at a fluctuating rate per annum equal to the LIBOR Rate, computed as provided in Section 1.7.1 below.

1.7.1 Computations and Determinations. All computations of interest at the Base Rate (to the extent applicable) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Administrative Agent shall determine the interest rate(s) applicable to the Principal Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under the Loan, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

1.7.2 [Intentionally Omitted]

1.7.3 Reserves on LIBOR Rate Principal. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the Loan bearing interest at the LIBOR Daily Floating Rate equal to the actual costs of such reserves allocated to such principal by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

1.7.4 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Loan advance or to determine or charge interest rates based upon the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make, maintain, fund or charge interest with respect to any such Loan advance at the LIBOR Rate shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), immediately prepay or, if applicable, convert all LIBOR Rate Principal to Base Rate Principal. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

1.7.5 Inability to Determine Rates. If (a) Administrative Agent determines that (i) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market in the amount of any proposed or existing advance of the Loan at the time of determination for terms equal to one (1) month, or (ii) adequate and reasonable means do not exist for determining the LIBOR Daily Floating Rate for proposed or existing advances of the Loan (in each case with respect to clause (a)(i) above, “Impacted Advances”), or (b) Administrative Agent or Required Lenders determine that for any reason the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding the Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain advances of the Loan at the LIBOR Rate shall be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. During the period of such suspension, all proposed advances and all amounts from day to day outstanding which are not past due, shall bear interest at the Base Rate.

Notwithstanding the foregoing, if Administrative Agent has made the determination described in subsection (a)(i) of this Section 1.7.5, Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Advances, in which case, such alternative rate of interest shall apply with respect to the Impacted Advances until (1) Administrative Agent revokes the notice delivered with respect to the Impacted Advances under subsection (a) of the first sentence of this Section 1.7.5, (2) Administrative Agent or Required Lenders notify Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Advances, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loan advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and Borrower written notice thereof.

1.7.6 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject Administrative Agent or any Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank eurodollar market any other condition, cost or expense affecting this Agreement or any Note or the LIBOR Rate Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any advance the interest on which is determined by reference to the LIBOR Daily Floating Rate (or of maintaining its obligation to make any such advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon demand of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Note, the Commitments of such Lender or the advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Subsections (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Responses. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.7.7 Late Charge. If Borrower shall fail to make any payment due hereunder or under the terms of any Note or other Loan Documents (other than a principal payment due under any Note) upon the Maturity Date of such Note or as a result of the acceleration of such Note within fifteen (15) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to four percent (4%) of such payment. The “late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such defaulting payment. This charge shall be in addition to, and not in lieu of, any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of a Default, whether authorized herein or by Law.

1.8 Prepayment. Borrower may prepay the principal balance of the Loan, in full at any time or in part from time to time, without fee, premium or penalty, provided that: (a) Borrower pay all breakage cost and fees due under any Swap Contract; (b) Administrative Agent shall have actually received from Borrower prior notice in a form acceptable to Administrative Agent of (i) Borrower’s intent to prepay, (ii) the amount of principal which will be prepaid (the “Prepaid Principal”), and (iii) the date on which the prepayment will be made; (c) each prepayment shall be in the amount of $1,000 or a larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of the Loan in full); and (d) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid. If the Loan is prepaid in full, any commitment of Lenders (if any) for further advances shall automatically terminate.

1.9 [Intentionally Omitted]

1.10 Default Rate. After the occurrence of a Default (including the expiration of any applicable cure period), upon the request of the Required Lenders, Administrative Agent, without notice or demand, may raise the rate of interest accruing on the outstanding principal balance under any Loan Document by three hundred (300) basis points above the rate of interest otherwise applicable (“Default Rate”), independent of whether Administrative Agent accelerates the outstanding principal balance under any Loan Document.

1.11 Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and any Lender, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, and (ii) any U.S. federal withholding Taxes imposed pursuant to FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d) Borrower agrees to indemnify, defend and hold harmless Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Subsection shall be made within thirty (30) days after the date Administrative Agent or Lender makes a demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the termination of the Commitments and the payment in full of all the other Indebtedness.

1.12 Payment Schedule and Maturity Date. The entire principal balance of the Loan then unpaid and all accrued interest then unpaid shall be due and payable in full on the Maturity Date. Accrued unpaid interest shall be due and payable on the 15th day of the first calendar month after the date of this Agreement and on the same day of each succeeding calendar month thereafter until all principal and accrued interest owing on the subject Loan shall have been fully paid and satisfied.

Borrower may elect to extend the Maturity Date upon and subject to the terms and condition set forth on Exhibit “O”.

1.13 Advances and Payments.

(a) Following receipt of a Draw Request, Administrative Agent shall promptly provide each Lender with a copy of the Draw Request in the form of Exhibit “F-1”, the related AIA Document G-702 and G-703, the related written certification by Borrower’s architect and if available, the related written certification of the Construction Consultant. Administrative Agent shall notify each Lender telephonically (with confirmation by electronic mail) or by electronic mail (with confirmation by telephone) not later than 1:00 p.m. Administrative Agent’s Time two (2) Business Days prior to the advance Funding Date for LIBOR Rate Principal advances, and one (1) Business Day prior to the advance Funding Date for all other advances, of its Pro Rata Share of the amount Administrative Agent has determined shall be advanced in connection therewith (“Advance Amount”). In the case of an advance of a Loan, each Lender shall make the funds for its Pro Rata Share of the Advance Amount available to Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time on the Funding Date thereof. After Administrative Agent’s receipt of the Advance Amount from Lenders, Administrative Agent shall make proceeds of Loan in an amount equal to the Advance Amount (or, if less, such portion of the Advance Amount that shall have been paid to Administrative Agent by Lenders in accordance with the terms hereof) available to Borrower on the applicable Funding Date by advancing such funds to Borrower in accordance with the provisions of Exhibit “F”.

(b) All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 12:00 p.m. (Administrative Agent’s Time) on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 p.m. (Administrative Agent’s Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. For the avoidance of doubt, Administrative Agent will distribute payments to each Lender, (i) on the date of receipt, if Administrative Agent receives such funds on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on the Business Day following the date of receipt, if Administrative Agent receives such funds after 12:00 p.m. (Administrative Agent’s Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this Subsection, Administrative Agent shall pay to such Lender interest (without reimbursement by Borrower) on such amount at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for each day from the day such amount was to be paid until it is paid to such Lender.

(c) (i) Unless Administrative Agent shall have received notice from a Lender prior to the proposed advance Funding Date for LIBOR Rate Principal advances (or, in the case of any other advances, prior to 12:00 p.m. (Administrative Agent’s Time) on such advance Funding Date) that such Lender will not make available to Administrative Agent such Lender’s Pro Rata Share of such Advance Amount, Administrative Agent may assume that such Lender has made such Pro Rata Share available on such date in accordance with Subsection (a) above (or, in the case of any advances other than LIBOR Rate Principal advances, that such Lender has made such Pro Rata Share available in accordance with, and at the time required by Subsection (a) above) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Pro Rata Share of the Advance Amount available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to LIBOR Rate Principal. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Pro Rata Share of the applicable Advance Amount to Administrative Agent, then the amount so paid shall constitute such Lender’s Pro Rata Share of such Advance Amount. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or to Borrower with respect to any amount owing under this Subsection shall be conclusive, absent manifest error.

(d) If any Lender makes available to Administrative Agent funds for any Loan advances to be made by such Lender as provided in the foregoing provisions of this Section, and such funds are not made available to Borrower by Administrative Agent because the conditions to the Loan advance set forth in Exhibit “F” are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of Lenders hereunder to make Loan advances and to make payments pursuant to Section 5.7 are several and not joint. The failure of any Lender to make any Loan advance, to fund any such participation or to make any payment under Section 5.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan advance, to purchase its participation or to make its payment under Section 5.7.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan advance in any particular place or manner.

1.14 Administrative Agent Advances.

(a) Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 6.10 herein, (ii) when the applicable conditions precedent set forth in Exhibit “C” and Exhibit “F” have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect collateral for the Indebtedness and Obligations or any portion thereof (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 5.5, after the occurrence of a Default, and (B) subject to Section 5.10, after acquisition of all or a portion of the Loan collateral by foreclosure or otherwise.

(b) Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the collateral for the Indebtedness and Obligations, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

1.15 Defaulting Lender.

1.15.1 Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund such Defaulting Lender’s Defaulting Lender Amount, provided that within twenty (20) days after the date of the Default Notice (the “Election Period”), such non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days following the expiration of the Election Period to reimburse Administrative Agent or make payment to Borrower, as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 5.11.

1.15.2 Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this Subsection or the Subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any of the other Loan Documents. Further, a Defaulting Lender shall indemnify, defend and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

1.15.3 Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, Defaulting Lenders shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 6.5. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

1.15.4 No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amounts within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.

1.16 Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Share of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document; (ii) intentionally omitted (iii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iv) any bankruptcy, insolvency or other like event with regard to any Borrower or Guarantor. The obligation of Lenders to pay such Payment Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

1.17 Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment with the payment of any assignment fee by the replaced Lender to one or more other lenders or Eligible Assignees acceptable to Borrower and Administrative Agent. Borrower shall cause the replacement lender to (subject to the provisions of Sections 1.14 and 1.15 providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement, (y) intentionally omitted and (z) provide a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 6.5. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 6.5, such Lender hereby irrevocably appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

ARTICLE 2 ADDITIONAL COVENANTS AND AGREEMENTS

2.1 Construction of the Improvements. Borrower has commenced construction of the Improvements. Borrower shall prosecute the construction of the Improvements with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable Laws and governmental requirements, the applicable Plans and the Loan Documents. If at any time, and prior to commencement of construction of the Improvements thereof, any portion of any structure on the Land is insurable against casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy on the structure and Borrower owned contents must be in effect as otherwise required pursuant to Exhibit “C” of this Agreement, regardless of whether such construction is funded with Up-Front Equity or otherwise. Borrower shall not commence construction of any portion of any structure or improvement on the Land located within a Special Flood Hazard Area without giving at least ten (10) days written advance notice to Administrative Agent and each of the Lenders, and obtaining flood insurance coverage as required herein. Borrower shall not permit cessation of work for a period in excess of fifteen (15) days (whether or not consecutive days), except for Excusable Delays. Borrower shall complete construction of all of the Improvements comprising the entirety of the Project free and clear of all liens (except liens created by the Loan Documents), and shall obtain a certificate of occupancy and all other permits, licenses and approvals from all applicable Governmental Authorities required for the occupancy, use and operation of all of such Improvements, in each case satisfactory to Administrative Agent, on or before the Completion Date. Borrower shall promptly correct (a) any material defect in any Improvements, (b) any material departure from the applicable Plans, Law or governmental requirements, or (c) any encroachment by any Improvements or structure on any building setback line, easement, property line or restricted area. Borrower shall maintain all permits and governmental approvals necessary for construction of the Improvements. Notwithstanding anything herein to the contrary, in the event Borrower fails to complete construction of the entirety of the Improvements, and obtain all applicable permits, licenses, certificates and approvals, other than in accordance with this Agreement on or before August 1, 2016 (“Reserve Completion Requirements”), Borrower shall be required to deposit $1,250,000 into a debt service reserve account with Administrative Agent (the “Reserve Account”) as additional collateral security for the Loan; provided that, Administrative Agent shall deliver to Borrower funds in the Reserve Account upon Borrower’s written request therefor upon satisfaction of the following conditions (x) there is not otherwise a Default hereunder, (y) the Project is complete and (z) the Project has achieved a Debt Service Coverage Ratio of at least 1.0 to 1.00 calculated using Net Operating Income for the previous three (3) months, annualized. To the extent any Default has occurred and is then-continuing or upon the occurrence of the Maturity Date, Administrative Agent may, in its sole discretion, withdraw and apply any funds held in the Reserve Account to any of the then-due and payable Obligations (whether as a result of acceleration or otherwise). For the avoidance of doubt, failure to satisfy the Reserve Completion Requirements will not constitute a Default so long as (i) Borrower timely deposits $1,250,000 into the Reserve Account and (ii) Borrower is otherwise in compliance with the other covenants in this Agreement relating to completion of construction (e.g., Borrower has satisfied the requirements regarding completion of the Improvements set forth in the CVS Lease and there is no default under Section 4.1(i)).

2.2 Plans and Changes. No construction shall be undertaken with respect to the Project except as shown in the Plans. Borrower assumes full responsibility for the compliance of the Plans and the Property with all Laws, governmental requirements and sound building and engineering practices. No plans or specifications, or any changes thereto, shall be included as part of any Plans until approved by Administrative Agent, Construction Consultant, all applicable Governmental Authorities, and all other parties required under the Loan Documents. Without Administrative Agent’s prior written consent, Borrower shall not change or modify any Plans, agree to any change order, or allow any extras to any contractor or any subcontractor, except that Borrower may make Permitted Changes if: (a) Borrower notifies Administrative Agent in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower obtains the approval of the applicable contractor, Borrower’s architect and all sureties; (c) the structural integrity, quality and standard of workmanship of the subject Improvements is not impaired by such change or extra; (d) no substantial change in architectural appearance is effected by such change or extra; (e) no default in any obligation to any Person or violation of any Law or governmental requirement would result from such change or extra; (f) Borrower complies with Section 1.5 of this Agreement to cover any excess cost resulting from the change or extra; (g) completion of the subject Improvements by the applicable Completion Date will not be affected; and (h) Borrower provides Administrative Agent with evidence that (1) the change or extra has been approved by the permanent lender, if any, or the Ground Lessor or CVS, or (2) such approval by permanent lender, if any, or the Ground Lessor or CVS, is not required. Administrative Agent shall not be obligated to review a proposed change unless it has received all documents necessary to review such change, including the change order, cost estimates, plans and specifications, and evidence that all required approvals other than that of Administrative Agent have been obtained.

2.3 Contracts. Without Administrative Agent’s prior written approval as to parties, terms, and all other matters, Borrower shall not (a) enter into any Material Contract for the performance of any work or the supplying of any labor, materials or services for the design or construction of any Improvements, (b) enter into any franchise, license, brokerage listing, management, leasing, maintenance or other contract pertaining to the Property or any portion thereof not described in clause (a) that is not unconditionally terminable by Borrower or any successor owner without penalty or payment on not more than thirty (30) days’ notice to the other party thereunder, or (c) modify, amend, or terminate any such contracts. Administrative Agent approves AHP Construction, LLC, d/b/a Armada Hoffler Construction Company, as the general contractor and Design Collective, Inc. as the project architect for the Project. Borrower shall not default under any contract; Borrower shall not permit any contract to terminate by reason of any failure of Borrower to perform thereunder; and Borrower shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver to Administrative Agent, upon request of Administrative Agent, the names and addresses of all Persons or entities with whom each contractor has contracted or intends to contract for the construction of any Improvements or for the furnishing of labor or materials therefor. Borrower will deliver to Administrative Agent, upon request of Administrative Agent, a list of all contracts or contracts of a designated type and copies of such contracts.

2.4 Assignment of Contracts and Plans. As additional security for the Indebtedness and Obligations, Borrower hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent and Lenders and grants a security interest to them in all of Borrower’s right, title and interest, but not its liability, in, under, and to all construction, architectural and design contracts, and all Plans, and agrees that all of the same are covered by the security agreement provisions of the Deed of Trust. Borrower agrees to deliver to Administrative Agent from time to time upon Administrative Agent’s request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require. Neither this assignment nor any action by Administrative Agent or Lenders shall constitute an assumption by Administrative Agent or Lenders of any obligation under any contract or with respect to any Plans, Borrower hereby agrees to perform all of its obligations under any contract, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto. Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may determine to be necessary to cure any default under any contract or with respect to any Plans or to protect the rights of Borrower, Administrative Agent or Lenders with respect thereto. Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest and irrevocable, to enforce in Borrower’s name or in Administrative Agent’s and Lender’s name all rights of Borrower under any contract or with respect to any Plans. Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid. Borrower shall indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including, but not limited to, consultants’ fees and expenses and reasonable attorneys’ fees and expenses) incurred in connection with Borrower’s failure to perform such contracts or any action taken by Administrative Agent or Lenders. Administrative Agent may use any Plans for any purpose relating to any Improvements. Borrower represents and warrants to Administrative Agent and Lenders that the copy of any contract furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof, that the copies of any Plans delivered to Administrative Agent are and shall be true and complete copies of such Plans, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance.

2.5 Storage of Materials. Borrower shall cause all materials supplied for or intended to be utilized in the construction of any of the Improvements, but not yet affixed to or incorporated into the Improvements, to be stored on the Land or at such other site as Administrative Agent may approve from time to time, in each case with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects. Borrower shall not purchase or order materials for delivery more than ninety (90) days prior to the scheduled incorporation of such materials into the Improvements without Administrative Agent’s prior approval.

2.6 Construction Consultant. Administrative Agent may retain the services of a Construction Consultant, whose duties may include, among others, reviewing any Plans and any proposed changes to such Plans, performing construction cost analyses, observing work in place and reviewing Draw Requests. The duties of Construction Consultant run solely to Administrative Agent for the ratable benefit of Lenders, and Construction Consultant shall have no obligations or responsibilities whatsoever to Borrower, Borrower’s architect, engineer, contractor or any of their agents or employees. Unless prohibited by applicable Law, all fees, costs, and expenses of Construction Consultant shall be paid by Borrower. Borrower shall cooperate with Construction Consultant and will furnish to Construction Consultant such information and other material as Construction Consultant considers necessary or useful in performing its duties.

2.7 Inspection. Administrative Agent (and, after advance notice to and coordination with Administrative Agent, a Lender) and its agents, including Construction Consultant, may enter upon the Property to inspect the Property, including the Project and any materials at any reasonable time, unless Administrative Agent (and, after advance notice to and coordination with Administrative Agent, a Lender) deems such inspection is of an emergency nature, in which event Borrower shall provide Administrative Agent (and, after advance notice to and coordination with Administrative Agent, a Lender) with immediate access to the Property. Administrative Agent (and, after advance notice to and coordination with Administrative Agent, a Lender) and its agents shall coordinate with Borrower’s on-site construction supervisor and should comply with all reasonable rules and regulations relating to construction of the Project. Borrower will furnish to Administrative Agent and its agents, including Construction Consultant, for inspection and copying, all Plans, shop drawings, specifications, books and records, and other documents and information that Administrative Agent or Lenders may request from time to time.

2.8 Notice to Lenders. Borrower shall promptly within five (5) days after the occurrence of any of the following events, notify each Lender in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto: (a) any violation of any Law or governmental requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against Borrower or any Guarantor or the Property, and any material development therein which has a likelihood of materially affecting Borrower’s or any Guarantor’s ability to pay and/or perform their obligations under the Loan Documents; (c) any actual or threatened condemnation of any portion of the Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Property; (d) any labor controversy pending or threatened against Borrower or any general contractor or any subcontractor under a Material Contract, and any material development in any such labor controversy; (e) any notice received by Borrower with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to the Property; (f) any failure by Borrower or any contractor, subcontractor or supplier under a Material Contract to perform any material obligation thereunder; (g) any event or condition which would permit termination of a Material Contract or suspension of work thereunder, or any notice given by Borrower or any contractor with respect to either (f) or (g); (h) any failure by Borrower or any other party under any property management agreement with respect to the Project or the Ground Lease or CVS Lease to perform any material obligation under any such contract, any event or condition which would permit termination of such a contract or suspension of services or performance thereunder, or notice given by Borrower or any party with respect to any of the foregoing; (i) any lien filed against the Property or any stop notice served on Borrower in connection with construction of any Improvements; or (j) any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect.

2.9 Financial Statements. Borrower shall deliver to Administrative Agent with sufficient copies for each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders, the Financial Statements and other statements and information at the times and for the periods described in (a) Exhibit “B” and (b) any other Loan Document, and Borrower shall deliver to Administrative Agent with sufficient copies for each Lender from time to time such additional financial statements and information as Administrative Agent may at any time request, in form and detail satisfactory to Administrative Agent and Required Lenders. Borrower will make all of its books, records and accounts available to Administrative Agent and its representatives at the Property upon request and will permit them to review and copy the same. Borrower shall promptly notify Administrative Agent of any event or condition that could reasonably be expected to have a Material Adverse Effect in the financial condition of Borrower and, if known by Borrower, Guarantor, or in the construction progress of any Improvements. Administrative Agent shall provide a copy of such Financial Statements to each Lender upon receipt.

2.10 Other Information. Borrower shall furnish to Administrative Agent from time to time upon Administrative Agent’s request (i) copies of any or all subcontracts entered into by contractors or subcontractors and the names and addresses of all Persons or entities with whom Borrower or any contractor has contracted or intends to contract for the construction of any Improvements or the furnishing of labor or materials in connection therewith; (ii) copies of any or all contracts, bills of sale, statements, receipts or other documents under which Borrower claims title to any materials, fixtures or articles of personal property incorporated or to be incorporated into any Improvements or subject to the lien of the Deed of Trust; (iii) a list of all unpaid bills for labor and materials with respect to construction of any Improvements and copies of all invoices therefor; (iv) budgets of Borrower and revisions thereof showing the estimated costs and expenses to be incurred in connection with the completion of construction of any Improvements; (v) the Accounts Payable List with each Draw Request for soft costs; (vi) current or updated detailed Project Schedules or other construction schedules; and (vii) such other information relating to Borrower, Guarantor, any Improvements, the Project or any portion thereof, the Property, or any indemnitor or other Person or party connected with Borrower, any Loan, the construction of any Improvements or any security for any Loan.

2.11 Reports and Testing. Borrower shall (a) promptly deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Project or any materials to be incorporated into any Improvements; and (b) make such additional tests on the Project or any materials to be incorporated into the subject Improvements as Administrative Agent reasonably requires. Borrower shall immediately notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Project, any Improvements or any such materials.

2.12 Advertising by Lenders. Administrative Agent may erect and maintain on the Project one or more advertising signs approved by Administrative Agent indicating that the construction financing for the Project has been provided by Lenders provided such signs are in compliance with all applicable laws, codes and regulations.

2.13 Appraisal. Administrative Agent may obtain from time to time, an appraisal of the Project prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Each such appraiser and appraisal shall be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal, shall be borne by Borrower if such appraisal is the first appraisal in any calendar year after 2016, and in all events if Administrative Agent obtains such appraisal after the occurrence of a Default, and such cost is due and payable by Borrower on demand and shall be secured by the Loan Documents. Administrative Agent shall provide a copy of such appraisal to each Lender upon receipt.

2.14 Payment of Withholding Taxes. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Code, and (b) any state and/or local Governmental Authority or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.

2.15 ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Agreement, (a) Borrower is not and will not be (i) an “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or (ii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (e) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent of any of Lender’s rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 2.15 as Administrative Agent may from time to time request.

2.16 Financial Covenants. Borrower shall comply with the terms and conditions of Exhibit “R” with respect to the matters described therein. Borrower shall cause Guarantor to comply with the financial covenants set forth in Section 9.15 of the Credit Agreement, as such covenants may be amended, modified, supplemented, restated and replaced from time to time.

2.17 Electronic Delivery.

(a) Documents required to be delivered pursuant to Section 2.9, and/or Exhibit “B” (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Borrower’s signature page to this Agreement; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall promptly notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) Borrower hereby acknowledges that (i) Administrative Agent and/or Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 6.6); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

2.18 Groundwater. Borrower shall not use nor permit to be used any groundwater beneath the Land for any operations of the Property.

2.19 Property Management. Any property management agreement entered into by Borrower with respect to any portion of the Project shall be subject to Administrative Agent’s prior approval, in Administrative Agent’s sole but reasonable discretion, and upon execution of any property management agreement(s) by Borrower, Borrower shall cause the property manager(s) under such agreement(s) to enter into a consent and assignment in favor of Administrative Agent in form(s) and substance satisfactory to Administrative Agent (the form of consent and assignment which is being delivered by AHP Tenant Services, LLC to Administrative Agent will be an acceptable form). Borrower shall enter into a management agreement with a third party operator for the management of the parking facilities located on the Property no later than sixty (60) days prior to the earlier of the Completion Date or completion of the Improvements. Such agreement shall be with an operator approved by Administrative Agent in its sole but reasonable discretion.

2.20 Fees to Affiliates. Any and all fees to any Affiliate, principal, partner, limited partner, sureties or related entity shall be subordinate to Lender’s rights and liens under the Loan Documents.

2.21 Swap Contract. No later than February 1, 2016, Borrower shall enter into a Swap Contract with the Administrative Agent or an affiliate of Administrative Agent (or with another financial institution approved by the Administrative Agent in writing), which such Swap Contract shall expire no earlier than the Maturity Date, all upon terms and subject to such conditions as shall be acceptable to Administrative Agent (or if such transaction is with another financial institution, all upon terms and subject to such conditions as shall be approved by Lender in writing).

2.22 Insurance Reporting. Until the final advance for Improvements, Borrower shall (i) deliver to Administrative Agent copies of all quarterly insurance reporting forms delivered to any insurance company engaged by Borrower to provide builder’s risk insurance and approved by Administrative Agent, as and when delivered to such insurance company and (ii) deliver to Administrative Agent, on a monthly basis between quarterly reports, copies of the most recent quarterly reporting until the next quarterly report is delivered.

2.23 Controlled Substances. Without limiting the provisions of Article 3, Sections (a), (d) and/or (o), Borrower shall not, and shall not knowingly suffer or permit any tenant leasing space in the Improvements to violate any Laws affecting the Property, including the Controlled Substances Act, or other Laws which could otherwise result in the occurrence of a Default under Section 4.1(t), including the commencement of any proceedings under the Civil Asset Forfeiture Reform Act. Upon learning of any conduct contrary to this Section, Borrower shall immediately take all actions reasonably expected under the circumstances to terminate any such use of the Property, including: (a) to give timely notice to any appropriate law enforcement agency of information that led Borrower to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the Property or to take reasonable actions in consultation with a law enforcement agency to discourage or prevent illegal use of the Property. No Default shall arise under this Section 2.23 as a result of a violation of Laws by a tenant so long as Borrower is in compliance with its obligations under the preceding sentence and no Default has occurred and is continuing under Section 4.1(t) as a result thereof.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders that except as otherwise disclosed to Administrative Agent in writing (a) Borrower has complied with any and all Laws and regulations concerning its organization, existence and the transaction of its business, and has the right and power to own its Property and to develop all Improvements as contemplated in this Agreement and the other Loan Documents; (b) Borrower is authorized to execute, deliver and perform all of its obligations under the Loan Documents; (c) the Loan Documents are valid and binding obligations of Borrower; (d) Borrower is not in violation of any Law, regulation or ordinance, or any order of any court or Governmental Authority, and no provision of the Loan Documents violates any applicable Law, any covenants or restrictions affecting the Property, any order of any court or Governmental Authority or any contract or agreement binding on Borrower or the Property, including the Ground Lease or the CVS Lease; (e) Borrower is not a party to any tax sharing agreement; there is no proposed tax assessment against Borrower or Guarantor (except for the current annual tax assessment against the Property); to the extent required by applicable Law, Borrower and Guarantor have filed all necessary tax returns and reports and have paid all taxes and governmental charges thereby shown to be owing, and Borrower does not intend to treat the Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4); (f) all Plans are complete in all material respects, contain all necessary detail and are adequate for construction of the subject Improvements, are satisfactory to Borrower, have been approved by all applicable Governmental Authorities, have been accepted by each contractor, have been accepted by Ground Lessor and CVS to the extent Ground Lessor and CVS have any rights to approve such Plans and comply with the Loan Documents and all applicable Laws, restrictive covenants, and governmental requirements, rules, and regulations; (g) the Land is not part of a larger tract of land owned by Borrower or any of its affiliates or any Guarantor, is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Deed of Trust, and constitutes a separate tax lot or lots with a separate tax assessment or assessments therefor, independent of those for any other lands or improvements; (h) the Land and all Improvements comply with all Laws and governmental requirements, including all subdivision and platting requirements, and condominium laws, without reliance on any adjoining or neighboring property; (i) all Plans do, and all Improvements when constructed will, comply with all legal requirements regarding access and facilities for handicapped or disabled persons; (j) Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other Law or governmental requirement; (k) the Project Schedule is realistic and the applicable Completion Date is a reasonable estimate of the time required to complete the Project; (l) the Financial Statements delivered to Administrative Agent are true, correct, and complete in all material respects as of the date any such Financial Statement was delivered to Administrative Agent, and there has been no event or condition that could reasonably be expected to have a Material Adverse Effect in Borrower’s or Guarantor’s financial condition from the financial condition of Borrower or Guarantor (as the case may be) indicated in such Financial Statements; (m) all utility services necessary for the development of the Land and the construction of all Improvements and the operation thereof for their intended purpose are available at the boundaries of the Land, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities; (n) except as otherwise provided for in the Loan Documents, the Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property; (o) the current and anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land and/or Improvements without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law or regulation to which Borrower, the Property, or any tenant leasing space in the Improvements is subject, exists with respect thereto; (p) attached hereto as Exhibit “J” is a list of all site bonds required in connection with completion of all Improvements, and to the best of Borrower’s knowledge, no other bonds or other security are currently required or will be required prior to completion of the Improvements; (q) Ground Lessor and CVS have approved the construction contracts and Plans to the extent required under the Ground Lease and CVS Lease; (r) attached hereto as Exhibit “P” is a complete list of all approvals, permits and entitlements for the design, development, construction, completion and equipping, operation and occupancy of the Project and there are no approvals, permits, authorizations, agreements, easements, dedications or similar agreements required for the construction of the Project not set forth on Exhibit “P”; (s) the Ground Lease is in full force and effect and no party is in default thereunder; (t) the CVS Lease is in full force and effect and no party is in default thereunder; and (u) Borrower has delivered to Administrative Agent true, correct and complete copies of the Ground Lease and the CVS Lease and, except for (i) the CVS Lease, there is no agreement between Borrower and CVS regarding the Property or the Project and (ii) the Ground Lease, there is no agreement between Borrower and Ground Lessor regarding the Land, Property or Project.

ARTICLE 4 DEFAULT AND REMEDIES

4.1 Events of Default. The occurrence of any one of the following shall be a default under this Agreement (“Default”): (a) any of the Indebtedness is not paid within five (5) days after the date when due, whether on the scheduled due date or upon acceleration, maturity or otherwise; (b) any covenant, agreement, condition, representation or warranty in this Agreement (other than covenants to pay the Indebtedness and other than Defaults expressly listed in this Section) is not fully and timely performed, observed or kept within thirty (30) days after written notice from Administrative Agent or within such longer period not to exceed sixty (60) days after written notice from Administrative Agent as may be required to cure such default, provided Borrower has commenced and is diligently seeking to effect such a cure (except no notice or cure period shall be required if Administrative Agent is legally precluded from giving such notice or determines that such notice and cure period might impair any collateral for the Indebtedness); (c) any statement, representation or warranty in any of the Loan Documents, or in any Budget, Financial Statement or any other writing heretofore or hereafter delivered to Administrative Agent or any Lender in connection with the Indebtedness is false, misleading or erroneous in any material respect on the date hereof or on the date as of which such statement, representation or warranty is made; (d) the occurrence of a Default or Event of Default under any other Loan Document (taking into account any applicable notice and cure period set forth in such Loan Document) or any Swap Contract (taking into account any applicable notice and cure period set forth in such Swap Contract); (e) the execution and/or filing of any affidavit of commencement stating construction on the Property commenced at a time which would cause any mechanic’s or materialmen’s or similar lien to have priority over the Deed of Trust and such is not discharged, bonded off or the enforcement of which is stayed in a manner satisfactory to Administrative Agent within twenty (20) business days after such execution and/or filing; (f) construction of any Improvements ceases for more than fifteen (15) days (whether or not consecutive days) except for Excusable Delays; (g) the construction of any Improvements, or any materials for which an advance has been requested, fails to comply in any material respect with applicable Plans, the Loan Documents, any Laws or governmental requirements, or any applicable restrictive covenants, and such noncompliance is not corrected within twenty (20) days after Borrower becomes aware thereof or within such longer period of time not to exceed sixty (60) days after Borrower becomes aware thereof as may be required to correct such noncompliance, provided Borrower has commenced and is diligently seeking to correct such noncompliance; (h) Borrower fails to satisfy any condition precedent to the obligation of Lenders to make an advance; (i) (x) construction of any Improvements is abandoned or (y) Borrower fails to complete construction of any Improvements (and obtain all applicable permits, licenses, certificates and approvals) in accordance with this Agreement on or before the Completion Date; provided that, Borrower’s failure to complete the Improvements by the Completion Date shall not be a Default if (1) such failure is due to an “Unavoidable Delay” as defined under the Ground Lease, (2) no default exists under the Ground Lease or the CVS Lease, (3) no Default otherwise exists hereunder, (4) Borrower is diligently pursuing completion of the Improvements within the time frame allowed under the Ground Lease for “Unavoidable Delays”, and (5) Borrower provides written evidence satisfactory to Administrative Agent that all sums due and owing CVS and/or Ground Lessor on account of any delay in completion or other performance obligation by Borrower under Ground Lease or CVS Lease, respectively, have been timely paid; (j) any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect and is not reinstated within ten (10) days thereafter; (k) a Borrower’s Deposit is not made with Administrative Agent within seven (7) days after Administrative Agent’s request therefor in accordance with Section 1.5; (l) construction is enjoined or Borrower, Administrative Agent or a Lender (excluding a Defaulting Lender) is enjoined or prohibited from performing any of its respective obligations under any of the Loan Documents and such injunction or prohibition is not lifted or removed within ten (10) days thereafter; (m) Borrower enters into any lease of part or all of the Property or any contract of sale for part or all of the Property which does not comply with the Loan Documents; (n) a lien for the performance of work or the supply of materials which is established against the Property or any part thereof, or any stop notice served on Borrower, the general contractor, Administrative Agent or a Lender, remains unsatisfied or unbonded or is not affirmatively insured over and against by title insurance in a manner satisfactory to Administrative Agent for a period of twenty (20) days after the date Borrower becomes aware of such filing or service; (o) the occurrence of any condition or situation which, in the sole determination of Administrative Agent, constitutes a danger to or impairment of the Property or any part thereof or the lien of the Deed of Trust, if such condition or situation is not remedied within ten (10) days after written notice to the Borrower thereof; (p) the entry of a judgment against Borrower in excess of $50,000 or any Guarantor in excess of $1,000,000 or the issuance of any attachment, sequestration, or similar writ levied upon any of Borrower’s or Guarantor’s property, as the case may be, which is not discharged or bonded off within a period of twenty (20) days; (q) Administrative Agent determines that an event or condition that could reasonably be expected to have a Material Adverse Effect has occurred in the financial condition of Borrower or any Guarantor or in the condition of the Property; (r) (i) the Ground Lease ceases to be in full force and effect or is modified in any respect without Administrative Agent’s prior consent, (ii) the CVS Lease ceases to be in full force and effect or is modified in any material respect without Administrative Agent’s prior written consent (provided Borrower delivers Administrative Agent promptly with a copy of any such non-material modification to the CVS Lease), (iii) at Administrative Agent’s sole option, the occurrence of a default by Borrower under the Ground Lease or the CVS Lease which is not cured by Borrower within any applicable notice and cure period (if any) provided in such document and which Administrative Agent determines, in its sole opinion, would or could have a Material Adverse Effect; or (iv) at Administrative Agent’s sole option, the occurrence of a default by any other party to the Ground Lease or the CVS Lease which is not cured by such other party within any applicable notice and cure period (if any) provided in such document and which Administrative Agent determines, in its sole opinion, would or could have a Material Adverse Effect; (s) a default occurs under Section 2.18 of this Agreement; (t) a judicial or nonjudicial forfeiture or seizure proceeding is commenced by a Governmental Authority and remains pending with respect to any substantial portion of the Property or any portion of the Property that is material to the operation or valuation of the Property, on the grounds that the Property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any Person, including any tenant, pursuant to any Law, including the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the Property or the Deed of Trust shall become subject to forfeiture or seizure in connection therewith; provided, however, that no Event of Default shall occur under this Section 4.1(t) unless Borrower fails to have the enforcement action stayed (so long as such stay is not lifted) or resolved within sixty (60) days after the commencement of such proceedings; or (u) Borrower, Guarantor, or any Person liable, directly or indirectly, for any part of the Indebtedness (or any general partner of any of the foregoing):

(i) (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or

(ii) Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it, or (C) in a proceeding under Debtor Relief Laws, the case is converted from one chapter to another, or (D) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or the ninetieth (90th) day following the date of its filing; or

(iii) Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any fraudulent conveyance law or Debtor Relief Law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in Subsection (iv) below) upon any of its property through legal proceedings which are not vacated and such lien is not discharged prior to enforcement thereof or in any event within sixty (60) days from the date thereof; or

(iv) Fails to have discharged within a period of ten (10) days any attachment, sequestration, or similar writ levied upon any of its property; or

(v) Fails to pay any final, non-appealable money judgment against it within (i) thirty (30) days of such judgment in the case of Guarantor or (ii) ten (10) days in the case of Borrower; provided that it shall be a Default if Borrower or Guarantor does not pay any money judgment against it within thirty (30) days after Borrower’s receipt of written notice from Administrative Agent in the event Administrative Agent determines that Borrower is not diligently pursuing an appeal or Borrower has elected not to appeal any money judgment.

4.2 Remedies. Upon a Default, Administrative Agent may with the consent of, and shall at the direction of the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Law, equity or otherwise, including (a) declaring any and all Indebtedness or any portion thereof immediately due and payable; (b) reducing any claim to judgment; or (c) obtaining appointment of a receiver (to which Borrower hereby consents) and/or judicial or nonjudicial foreclosure under the Deed of Trust; provided, however, that upon a Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of and shall at the direction of the Required Lenders, without notice, do any one or more of the following: (a) terminate Lenders’ Commitment to lend and any obligation to disburse any Borrower’s Deposit hereunder; (b) in its own name on behalf of the

Lenders or in the name of Borrower, enter into possession of the Property, perform all work necessary to complete construction of any Improvements substantially in accordance with the applicable Plans (as modified as deemed necessary by Administrative Agent), the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants, and continue to employ Borrower’s architect, engineer and any contractor pursuant to the applicable contracts or otherwise; or (c) set-off and apply, to the extent thereof and to the maximum extent permitted by Law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Administrative Agent or any Lender to or for the credit or account of Borrower against any Indebtedness.

Borrower hereby appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Administrative Agent so elects, to do any of the following in Borrower’s name upon the occurrence of a Default: (i) use such sums as are necessary, including any proceeds of the Loan and any Borrower’s Deposit and any other funds pledged by Borrower to Administrative Agent as security for the Loan, and/or make such changes or corrections in any Plans, and/or employ such architects, engineers, and contractors as may be required, or as Lenders may otherwise consider desirable, for the purpose of completing construction of any Improvements substantially in accordance with the applicable Plans (as modified as deemed necessary by Administrative Agent), the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants; (ii) execute all applications and certificates in the name of Borrower which may be required for completion of construction of any Improvements; (iii) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (iv) do every act with respect to the construction of any Improvements that Borrower may do; (v) prosecute or defend any action or proceeding incident to the Property, (vi) pay, settle, or compromise all bills and claims so as to clear title to the Property; and (vii) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated into any Improvements. Any amounts expended by Administrative Agent itself or on behalf of Lenders to construct or complete any Improvements or in connection with the exercise of its remedies herein shall be deemed to have been advanced to Borrower hereunder as a demand obligation owing by Borrower to Administrative Agent or Lenders as applicable and shall constitute a portion of the Indebtedness, regardless of whether such amounts exceed any limits for Indebtedness otherwise set forth herein. Neither Administrative Agent nor Lenders shall have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Administrative Agent.

No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of a Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness, or for foreclosure of the Deed of Trust following any Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or more instances, or the acceptances by Administrative Agent or Lenders of any partial payment on account of the Indebtedness, shall constitute a waiver of any such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note or any of the other Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any Note or any of the other Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the other Loan Documents shall be concurrent, and may be pursued separately, successively or together against Borrower, or the Property or any part thereof, or any personal property granted as security under the Loan Documents, and every right, power and remedy given by this Agreement, any Note or any of the other Loan Documents may be exercised from time to time as often as may be deemed expedient by the Required Lenders.

Regardless of how a Lender may treat payments received from the exercise of remedies under the Loan Documents for the purpose of its own accounting, for the purpose of computing the Indebtedness, payments shall be applied as elected by Lenders. No application of payments will cure any Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 5 ADMINISTRATIVE AGENT

5.1 Appointment and Authorization of Administrative Agent.

5.1.1 Each Lender hereby irrevocably (subject to Section 5.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

5.1.2 No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of a Lender or

Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including, without limitation, (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article 4 or pursuant to any other Loan Document, or the exercise of rights and remedies pursuant to any tri-party agreement, if applicable, and any action so taken or not taken shall be deemed consented to by Lenders.

5.1.3 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrower) shall be exclusively entitled and empowered on behalf of itself and the Lenders, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders and Administrative Agent under Section 6.10 and Exhibit “K” allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 6.10.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting any Loan or the Obligations or the rights of Lenders except as approved by Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by Required Lenders in any such proceeding.

5.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

5.3 Liability of Administrative Agent. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, Guarantor, permanent lender, if applicable, or any of their Affiliates.

5.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.

5.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Administrative Agent shall have received written notice from a Lender, permanent lender, if applicable, or Borrower referring to this Agreement, describing such Default that Administrative Agent determines will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article 4; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

5.6 Credit Decision; Disclosure of Information by Administrative Agent.

5.6.1 Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, permanent lender, if applicable, and Guarantor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lenders as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, permanent lender, if applicable, and Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantor hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, permanent lender, if applicable, and Guarantor.

5.6.2 Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide the Lender and/or make available for the Lender’s inspection during reasonable business hours and at the Lender’s expense, upon the Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, or any Guarantor or other Person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower, permanent lender, if applicable, or any Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower, permanent lender, if applicable, or Guarantor or any of their respective Affiliates which may come into the possession of any of Agent-Related Persons.

5.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees) incurred by Administrative Agent as described in Section 6.10. The undertaking in this Section shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Administrative Agent.

5.8 Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Borrower and Bank of America, N.A. or its Affiliate have entered or may enter into Swap Transactions. A portion of any Loan may be funded to honor Borrower’s payment obligations under the terms of such Swap Transactions and Lenders shall have no right to share in any portion of such payments. Borrower may also make direct payments to Bank of America, N.A. or its Affiliates with respect to obligations under the terms of such Swap Transactions and Lenders shall have no right to share in any portion of such payments. Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or a party to Swap Transactions, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.

5.9 Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of a Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

5.10 Releases; Acquisition and Transfers of Collateral.

5.10.1 Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any Loan collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Indebtedness; (ii) to any permanent lender or its assigns pursuant to any tri-party agreement, if applicable; (iii) constituting a release, transfer or sale of a lien or property if Borrower or permanent lender, if applicable, will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iv) after foreclosure or other acquisition of title (1) for a purchase price of at least 90% of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraisal estimated by experts in such areas; and (2) if approved by the Required Lenders.

5.10.2 If all or any portion of the Loan collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, “OREO Property Manager”) experienced in the management, leasing, sale and/or dispositions of similar properties.

After consulting with the OREO Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the OREO Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

5.10.3 Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of Loan collateral pursuant to this Section; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

5.10.4 If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for Loan collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of non-consenting Lender’s right, title and interest in the collateral for a purchase price equal to non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or 90 days after the Purchase Offer, regardless of whether the collateral has been sold.

5.11 Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, payments received from Guarantors pursuant to guarantees or otherwise, proceeds from the permanent lender, if applicable, and/or foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of the Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Administrative Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Administrative Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Administrative Agent and all such payments not constituting payment of specific fees, and all proceeds of Loan collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 5.7) and reimbursements then due to Administrative Agent from Borrower or Guarantor; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower or Guarantor; third, to pay pro rata interest and late charges due in respect of the Indebtedness and Administrative Agent Advances; fourth, to pay or prepay pro rata principal of the Indebtedness and Administrative Agent Advances; fifth, to pay any indebtedness of Borrower under Swap Transactions; and last, to Borrower, if required by law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments.

5.12 Benefit. The terms and conditions of this Article are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part.

5.13 Co-Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, or “lead manager”, “sole arranger”, “arranger”, “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified as a “syndication agent”, “documentation agent”, “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

5.14 Administrative Agent’s Commitment. Administrative Agent in its capacity as a “Lender” shall maintain a Commitment equal to or greater than the next highest Lender’s Commitment.

ARTICLE 6 GENERAL TERMS AND CONDITIONS

6.1 Consents; Borrower’s Indemnity. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Administrative Agent’s or Lenders’ judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders; (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders; and (c) free from any limitation or requirement of reasonableness. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of any Plans, any Budget, Project Schedule, any appraisal, any contract, any change order, any lease, or any other matter incident to the Property or the construction of any Improvements. Administrative Agent’s or Lenders’ acceptance of an assignment of any Plans for the benefit of Administrative Agent and Lenders shall not constitute approval of any Plans. Any inspection, appraisal or audit of the Property or any portion thereof or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Property or any portion thereof, or relieve Borrower of any of Borrower’s obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other Persons or entities furnishing services or materials to the Project. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect the Property or any portion thereof or the construction of any Improvements nor any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of the existence of, negligent, faulty, inadequate or defective design or construction of any Improvements. Neither Administrative Agent nor any Lender shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”)

from and against: (a) any claim, action, loss or cost (including reasonable attorney’s fees and costs) arising from or relating to (i) any defect in the Property or any portion thereof or any Improvements, (ii) the performance or default of Borrower, Borrower’s surveyors, architects, engineers, contractors or any other Person engaged by Borrower, (iii) any failure to construct, complete, protect or insure any Improvements, (iv) the payment of costs of labor, materials, or services supplied for the construction of any Improvements, (v) in connection with the protection and preservation of the Loan collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition), (vi) the failure of the general contractor to transfer or if not permitted by law to transfer, then cooperate with Administrative Agent to have any permits relating to the Property in the general contractor’s name assigned or otherwise placed in the name of Administrative Agent or its designee when requested to do so under that certain Contractor’s Consent and Agreement of even date herewith, or (vii) the performance of any obligation of Borrower whatsoever; (b) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorney fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; (iii) any allegations of Borrower’s default or breach of agreement, defenses to enforcement asserted, or default remedies exercised, including offset rights, by CVS involving the CVS Lease, (iv) the breach by Borrower or the failure of Borrower to perform all of its obligations under the CVS Lease; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information (as defined in Section 6.6) or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn, (all the foregoing, collectively, the “Indemnified Liabilities”); provided that notwithstanding any provision in any Loan Document to the contrary, such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (ii) with respect to any Indemnified Liabilities first occurring or arising after the Release Date (as defined in the Deed of Trust); provided, that if any payment, performance, release, foreclosure, conveyance or receivership is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is rejected, dismissed or withdrawn with prejudice; and provided, further, that the indemnities in this Section, to the extent applicable to the period prior to the Release Date, shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Deed of Trust but will survive the Release Date, foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, the repayment of the Secured Indebtedness, the termination of any and all Swap Contracts, the discharge and release of this Deed of Trust and the other Loan Documents, any bankruptcy or other debtor relief proceeding, and any other event whatsoever. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. Inspection shall not constitute an acknowledgment or representation by Administrative Agent, any Lender or the Construction Consultant that there has been or will be compliance with any Plans, the Loan Documents, or applicable Laws, governmental requirements and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing, or a waiver of Administrative Agent’s and Lenders’ right thereafter to insist that all Improvements be constructed in accordance with the applicable Plans, the Loan Documents, and all applicable Laws, governmental requirements and restrictive covenants. Administrative Agent’s failure to inspect shall not constitute a waiver of any of Administrative Agent’s or Lenders’ rights under the Loan Documents or at Law or in equity.

6.2 Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents are for the sole benefit of Administrative Agent, Lenders and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Agreement to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons, entities or circumstances. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents. This Agreement, and its validity, enforcement and interpretation, shall be governed by Virginia law (without regard to any conflict of laws principles) and applicable United States federal law.

6.3 Notices.

6.3.1 Modes of Delivery; Changes. Except as otherwise provided herein, all notices, and other communications required or which any party desires to give under this Agreement or any other Loan Document shall be in writing. Unless otherwise specifically provided in such other Loan Document, all such notices and other communications shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service, by registered or certified United States mail, postage prepaid, or by facsimile (with, subject to Subsection 6.3.2 below, a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed or by (subject to Subsection 6.3.3 below) electronic mail address to Borrower, at the addresses set forth at the end of this Agreement or to Administrative Agent or Lenders at the addresses specified for notices on the Schedule of Lenders (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met and to be effective notices must be delivered on a Business Day at or prior to 5:00 p.m. (delivery after 5:00 p.m. will be effective on the next Business Day). Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

6.3.2 Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

6.3.3 Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

6.3.4 Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall promptly confirm all telephonic notices in writing to Administrative Agent. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.

6.4 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

6.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of Subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent permitted in Subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Subsection (b)(ii)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Subsection (b)(ii)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes the Pro Rata Share of the Loan outstanding) or, if the Commitment is not then in effect, the principal outstanding Pro Rata Share of the Loan that is subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitments thereunder assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Subsection (b)(ii)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof, and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Loan; and

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 plus the cost of any applicable endorsement to the Title Insurance or new Title Insurance; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Details Reply Form.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of the Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note (“Replacement Note”) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall forward the Assignment and Assumption, and the Replacement Note to the Title Company for issuance of an applicable endorsement to the Title Insurance or new Title Insurance, and shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of

Lenders, and the Commitments of, and the principal amount (and stated interest) of each Lender’s Pro Rata Share of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, but with prior notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 5.7 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso of Section 6.9 that affects such Participant. A Participant shall not be entitled to receive any greater payment under Sections 1.7, 1.8, or 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

6.6 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Transaction or credit derivative transaction relating to obligations of the Borrower and Guarantor; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. For the purposes of this Section, “Information” means all information received from the Borrower or Guarantor relating to the Borrower or Guarantor or their business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or Guarantor; provided that in the case of information received from the Borrower or Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the Loans and Loan Documents. Notwithstanding anything herein to the contrary, “Information” shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

6.7 Set-off. In addition to any rights and remedies of Administrative Agent and Lenders provided by Law, upon the occurrence and during the continuance of any Default, Administrative Agent and each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other party to the Loan Documents, any such notice being waived by Borrower (on its own behalf and on behalf of each party to the Loan Documents to the fullest extent permitted by Law), to set-off and apply any and all deposits, general or special, time or demand, provisional or final, any time owing by Administrative Agent or such Lender hereunder or under any other Loan Document to or for the credit or the account of such parties to the Loan Documents against any and all Indebtedness, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Indebtedness may be contingent or unmatured or denominated in a currency different from that of the applicable depositor indebtedness. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

6.8 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of any Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 6.4 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off), but subject to Section 6.7 with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

6.9 Amendments; Survival. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 5 or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of the Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; and provided further that no such amendment, waiver or consent shall:

6.9.1 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 4.2), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

6.9.2 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

6.9.3 reduce the principal of, or the rate of interest specified herein on, any portion of any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of the Borrower to pay interest at the Default Rate and/or late charges for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or late charges thereafter, or to amend the definition of “Default Rate” or “late charges”;

6.9.4 change the percentage of the combined Commitments or of the aggregate unpaid principal amount of any Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

6.9.5 change the definition of “Pro Rata Share” or “Required Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

6.9.6 amend this Section, or Section 6.9, without the written consent of each Lender;

6.9.7 release the liability of Borrower or any existing Guarantor or terminate any tri-party agreement, if applicable, without the written consent of each Lender;

6.9.8 permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender;

6.9.9 transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Loan collateral except as permitted in Section 5.10 or Section 6.12, without the written consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.

This Agreement shall continue in full force and effect until the Indebtedness is paid in full, all Obligations are satisfied, and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnitees, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.

6.10 Costs and Expenses. Without limiting any Loan Document and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders on demand and shall indemnify Administrative Agent and Lenders from, all out-of-pocket fees, costs, and expenses paid or incurred by Administrative Agent in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loans or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including (a) all reasonable fees and expenses of Administrative Agent’s counsel; (b) fees and charges of each Construction Consultant, inspector and engineer; (c) appraisal, re-appraisal and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; and (k) loan brokerage fees. Borrower shall pay all costs and expenses incurred by Administrative Agent, including reasonable attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate, administrative or proceedings under any Debtor Relief Law. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budgets. Borrower’s obligations under this Section shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, the foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, proceeding under any Debtor Relief Law, and any other event whatsoever. Borrower acknowledges that Administrative Agent may receive a benefit, including a discount, credit or other accommodation, from Administrative Agent’s counsel based on the fees such counsel may receive on account of such counsel’s relationship with Administrative Agent, including fees paid in connection with this Agreement.

6.11 Tax Forms.

(i) Each Lender, and each holder of a participation interest herein, that is not a “United States Person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally able to do so, deliver to Administrative Agent, prior to receipt of any payment subject to withholding (or upon accepting an assignment or receiving a participation interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from, or reduction of, withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 1.11, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an United States Internal Revenue Service Form W-8BEN, W-8ECI, or W-8IMY pursuant to this Subsection (a), or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Subsection (a); provided that if such Lender shall have satisfied the requirements of this Subsection (a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Subsection (a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 1.11 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Subsection (a).

(b) Upon the request of Administrative Agent, each Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify, defend and hold harmless Administrative Agent therefor, including all penalties and interest and costs and expenses (including attorneys’ fees) of Administrative Agent. Borrower shall, and does hereby, indemnify, defend and hold harmless Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to this Subsection. The obligation of Lenders and Borrower under this Subsection shall survive the removal or replacement of a Lender, the payment of all Indebtedness, the resignation or replacement of Administrative Agent, and the termination of this Agreement and/or any other Loan Document.

6.12 Partial Release.

Any partial release shall be subject to the approval of the Lenders and subject to such terms and conditions as they may impose.

6.13 Further Assurances. Borrower will, upon Administrative Agent’s request, (a) promptly correct any defect, error or omission in any Loan Document; (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third Persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed necessary, desirable or proper by Administrative Agent to comply with the requirements of any agency having jurisdiction over Administrative Agent. In addition, at any time, and from time to time, upon request by Administrative Agent, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Administrative Agent, be necessary or desirable in order to verify the Borrower’s identity and background in a manner satisfactory to Administrative Agent.

As a material inducement to Administrative Agent and Lenders to enter into this Agreement, Borrower acknowledges and agrees that each of its Indemnification Agreements (as that term is defined below) (a) is a continuing, separate agreement that shall survive the termination of this Agreement, the payment and performance in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, the foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, any proceeding under any Debtor Relief Law, and any other event whatsoever, (b) shall not be merged with any judgment or judgments with respect to the Indebtedness, and (c) is subject to the limitations set forth in Section 6.1. The term “Indemnification Agreements” means the collective reference to each provision of this Agreement or any of the Loan Documents for indemnification of Administrative Agent and/or the Lenders, their respective parents, Affiliates and/or respective officers, directors, shareholders, employees, attorneys, other professionals, and agents and to each of the agreements of Borrower to pay or reimburse Administrative Agent and/or the Lenders for costs and expenses (including, attorneys’ fees) of collection or otherwise.

6.14 Inducement to Lenders. The representations, warranties, covenants, and agreements contained in this Agreement and the other Loan Documents (a) are made to induce Lenders to make the Loans and extend any other credit to or for the account of the Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon, and will continue to rely thereon, and (b) shall survive any proceedings under any Debtor Relief Law involving Borrower, Guarantor or the Property, foreclosure, or conveyance in lieu of foreclosure.

6.15 Forum. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court, or any United States federal court, sitting in the state specified in Section 6.2 of this Agreement and to the jurisdiction of any state court or any United States federal court, sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each party to this Agreement hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court, or any United States federal court, sitting in the state specified in Section 6.2 may be made by certified or registered mail, return receipt requested, directed to such party at its address for notice stated in the Loan Documents, or at a subsequent address of which Administrative Agent received actual notice from such party in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by Law or limit the right of Administrative Agent to bring proceedings against any party in any other court or jurisdiction.

6.16 Interpretation.

6.16.1 References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. All references (a) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, and (b) to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower or Guarantor shall mean, except with respect to the obligations of each Borrower as “Borrower” under its Note, each Person comprising same, jointly and severally. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement (including the attached exhibits) and not to any particular Article, Section, paragraph or provision. The terms “agree” and “agreements” mean and include “covenant” and “covenants”. The words “include” and “including” shall be interpreted as if followed by the words “without limitation”. Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents.

6.17 No Partnership, etc. The relationship between Lenders (including Administrative Agent) and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Administrative Agent or any Lender or in any way make Administrative Agent or any Lender a co-principal with Borrower with reference to the Project, the Property or otherwise. In no event shall Administrative Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.

6.18 Records. The unpaid amount of the Loan and the amount of any other credit extended by Administrative Agent or Lenders to or for the account of Borrower set forth on the books and records of Administrative Agent shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Administrative Agent’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the subject Loan when due.

6.19 Commercial Purpose. Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of the Loans shall be used for commercial purposes and stipulates that the Loans shall be construed for all purposes as commercial loans, and is made for other than personal, family, household or agricultural purposes.

6.20 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE A PARTY, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, ANY NOTE, THE LOAN AGREEMENT, THE DEED OF TRUST OR ANY OF THE OTHER LOAN DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO ANY NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY TO THIS AGREEMENT, AND THEY HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE EXECUTION OF THE LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

6.21 Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with any Loan by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower, in which case service shall be deemed to be effective upon the earlier to occur of receipt of such process or the first refusal of receipt thereof by Borrower on a Business Day and (b) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in any Note shall affect the right of Administrative Agent to serve process in any manner otherwise permitted by Law and nothing in any Note will limit the right of Administrative Agent on behalf of the Lenders otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

6.22 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligation under “know your customer” and anti-money laundering rules and regulations, including the Act.

6.23 Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loans, and supersede all prior written or oral understandings and agreements between Borrower, Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by Administrative Agent or any Lender to make any Loan are merged into the Loan Documents. Neither Administrative Agent nor any Lender has made any commitments to extend the terms of the Loans past the stated maturity dates or to provide Borrower with financing except as set forth in the Loan Documents. The foregoing shall not, however, be construed to affect any obligation of Borrower to pay fees described in the fee letter and/or to pay fees and perform obligations set forth in the mandate letter. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no persons are or were authorized by Administrative Agent or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

6.24 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE DEED OF TRUST, OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO HEREBY:

(a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER;

(b) ACKNOWLEDGES THAT THIS WAIVER AND THE PROVISIONS OF THIS SECTION WERE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS;

(c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE;

(d) AGREES AND UNDERSTANDS THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH PROCEEDING OR ACTION, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS OR ANY OTHER AGREEMENT, AND FURTHER AGREES THAT SUCH PARTY SHALL NOT SEEK TO CONSOLIDATE ANY SUCH PROCEEDING OR ACTION WITH ANY OTHER PROCEEDING OR ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED;

(e) AGREES THAT BORROWER, ADMINISTRATIVE AGENT AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING OR ACTION AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL; AND

(f) REPRESENTS AND WARRANTS THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Executions Appear on the Next Page]

EXECUTED and DELIVERED UNDER SEAL as of July 30, 2015.

WITNESS/ATTEST: /s/ Denise Gerber	HOPKINS VILLAGE, LLC, a Virginia limited liability company

	By:	ARMADA HOFFLER MANAGER, LLC, a Virginia limited liability company, its Manager

		By:	/s/ Michael P. O’Hara (SEAL)
		Name:	Michael P. O’Hara
		Title:	Manager

Borrower’s Address for Notices:

222 Central Park Avenue, Suite 2100

Virginia Beach, Virginia 23462

Attn: Mr. Michael P. O’Hara

Telephone: (757) 366-4328

Telecopier: (757) 424-2513

Electronic Mail: mohara@armadahoffler.com

The Federal Tax Identification Number of Borrower: 46-4044867

WITNESS/ATTEST:	BANK OF AMERICA, N.A., individually as Administrative Agent and a Lender

/s/ Judith E. Rushing	By:	/s/ Patricia H. Gardenhire (SEAL)
	Name:	Patricia H. Gardenhire
	Title:	Vice President

Address:

Bank of America, N.A.

100 North Tryon Street

Mailcode: 1-007-11-15

Charlotte, North Carolina 28255

Attn: Loan Administration